FirstPlus Financial Group, Inc. Launches Chapter 11 Case To Enhance Liquidity While It Reorganizes

Expected to Commence its Business Plans

FOR IMMEDIATE RELEASE

Beaumont, TX, June 24, 2009/PRNewswire-FirstCall/ -- The Board of Directors of FirstPlus Financial Group, Inc. (Pink Sheets: FPFX.PK), announced today FirstPlus has filed a voluntary petition for relief under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division to enhance liquidity while it reorganizes.

The filing was precipitated by a series of events that led to a contraction in FirstPlus’ liquidity, impairing its ability to commence its new business plans and continue operations. These series of events include mounting litigation costs, other claims and the fact that the Company is not realizing any revenue from its subsidiaries. This lack of liquidity was also due to a temporary injunction entered by the Second Judicial Court of Washoe County, Nevada ordering the Company to pay into the registry of that Court all of the proceeds from a distribution the Company had received from the FPFI Creditor Trust. These funds were to be used by the Company for a planned distribution to shareholders and for working capital purposes. These series of events resulted in severe constraints on the Company’s liquidity position. Faced with these constraints, FirstPlus filed a voluntary chapter 11 petition to facilitate access to additional liquidity while it reorganizes to take better advantage of FirstPlus’ position to commence its business plans.

Subject to the Bankruptcy Court’s approval, FirstPlus will retain Cox Smith Matthews Incorporated as the Company’s bankruptcy counsel.  The Company anticipates asking the Bankruptcy Court to approve the continued retention of some or all of its advisors and special counsel to assist the Company in connection with pending litigation, S.E.C. compliance, and other ancillary matters.

“Today’s filing allows FirstPlus to address its short-term liquidity constraints as we navigate an historically challenging environment while we focus on restructuring to address the company’s long-term business plans,” Robert O’Neal, Chairman and President  said. “We appreciate the loyalty of our directors and advisors during this challenging time.”

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for FirstPlus Financial Group, Inc. (the "Company") is based on currently available information that involves risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company's expectations concerning the bankruptcy process and the commencement of its business plans. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, (1) the impact of today's announcement on the Company's business plans; (2) the ability of the Company to fund and execute its business plans;(3) the ability of the Company to continue as a going concern; (4) the ability of the Company to obtain approval of and operate pursuant to the agreement with its secured creditor for the use of its cash collateral; (5) the ability of the Company to obtain court approval of the Company's first day papers and other motions in the Chapter 11 proceeding pursued by it from time to time; (6) the ability of the Company to develop, pursue, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; (7) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, or the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (8) the ability of the Company to obtain and maintain normal terms with service providers; (9) the ability of the Company to maintain contracts that are critical to its operations; (10) potential adverse developments with respect to the Company's liquidity or business plans;(11) the ability of the Company to retain and compensate key executives, advisors and other key personnel; (12) the ability of the Company to attract and retain customers; and (13) any further deterioration in the macroeconomic of consumer lending services environment or consumer confidence. Each forward-looking statement  speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.

Contact: FirstPlus Financial Group, Inc.- (409) 363-0695

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